CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                                                   EXHIBIT 10.8


                              COPROMOTION AGREEMENT


               This COPROMOTION AGREEMENT is made as of the Effective Date (defined below), by and between BRISTOL-MYERS SQUIBB U.S. PHARMACEUTICALS GROUP, a division of E.R. SQUIBB & SONS, INC., a Delaware corporation, having a place of business at 777 Scudders Mill Road, Plainsboro, New Jersey 08536 ("BMS"), and WOMEN FIRST HEALTHCARE, INC., a Delaware corporation, maintaining its principal business offices at 12220 El Camino Real, Suite 400 San Diego, California
92130 ("WFHC").

                              W I T N E S S E T H:

               WHEREAS, BMS markets and distributes pravastatin sodium tablets under the trademark Pravachol(R) which has been approved by the U.S. Food and Drug Administration ("FDA") for the treatment of cholesterol-lowering and other indications (as more fully specified in the labeling for the product); and

               WHEREAS, WFHC is engaged in the business of marketing pharmaceutical products to physicians; and

               WHEREAS, BMS wishes to expand the promotion of Pravachol(R) to obstetricians and gynecologists (and to nurse practitioners and physician assistants in those offices) and to those primary care physicians whose primary practices are in the field of OB/GYN medical care and who are designated as an OB/GYN on BMS' internal tracking databases, and WFHC desires to have the right to copromote said product to such physicians, upon the terms specified herein; and

               WHEREAS, the parties wish to develop and implement an education program for OB/GYNs and their patients.

               NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.

               For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:

                    "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it/he/she owns, or directly or indirectly controls, more than fifty percent (50%) of the voting securities (or comparable equity interests) or other ownership interests of the other Person, or if it/he/she directly or indirectly possesses the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities, by contract or any other means whatsoever.

                    "Agreement" means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each party hereto.

                    "Agreement Quarter" means each three-month period commencing on the first day of January, April, July, or October, as the case may be, during the Copromotion Term. The first Agreement Quarter shall commence on March 1, 1999 and end on June 30, 1999; thereafter, an Agreement Quarter shall cover a calendar quarter.

                    "Agreement Year" means each 12-month period commencing on April 1 and each anniversary thereof during the Copromotion Term; provided, that the first Agreement Year shall commence on March 1, 1999 and end on March 31, 2000.

                    "Average Selling Price per Prescription" has the meaning set forth in Section 11(b) hereof.

                    "Baseline Agreement Year Prescriptions" and "Baseline Quarterly Prescriptions" have the meaning set forth in Section 11(b) hereof.

                    "Baseline Annual Sales Attributable to Covered Physicians" has the meaning set forth in Section 11(b) hereof.

                    "Call Plan" has the meaning specified in Section 5(d) hereof.

                    "Confidential and Proprietary Information" has the meaning set forth in Section 15 hereof.

                    "Copromotion Term" has the meaning specified in Section 13(a) hereof.

                    "Costs" with respect to a Funded Activity has the meaning specified in Section 6(d) hereof.

                    "Covered Physician" means any obstetrician or gynecologist whose principal offices are located in the Territory (and including those nurse practitioners and physician assistants who work with such physicians in those offices) ) and to those primary care physicians whose primary practices are in the field of OB/GYN medical care and who are designated as an OB/GYN on BMS' internal tracking databases.

                    "Covered Physician Prescriptions" has the meaning set forth in Section 11(b) hereof.

                    "Effective Date" of this Agreement means March 1, 1999 (as to the CoPromotion Term), and January 1, 1999 (as to the Initial Education Program).

                    "Funded Activities" has the meaning specified in Section 6(a) hereof.

                    "IMS America" means the International Marketing Services Prescription Reporting

Service, or such other prescription reporting service to which WFHC and BMS may mutually agree to in writing.

                    "Initial Training Sessions" has the meaning in Section 7(a) hereof.

                    "Net Sales" means for the applicable period the gross amount invoiced for the Product by BMS or its licensees to unAffiliated Third Parties in the Territory, less the following amounts to the extent deducted on such invoice or absorbed by BMS: (i) quantity, trade, and/or cash discounts, allowances, rebates, and price adjustments or reductions allowed or given; (ii) freight, postage and shipping insurance expenses absorbed by BMS and not reimbursed by the invoicee; (iii) credits, rebates, chargebacks, or refunds allowed for rejected, outdated or returned Products; and (iv) sales and other excise taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). If a Product is sold for compensation other than cash, Net Sales shall be calculated based on the fair market value of the Product in cash.

                    "Net Sales Attributable to Covered Physicians" has the meaning set forth in Section 11(b) hereof.

                    "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

               "Product" means all product presentations (including all dosage strengths) of Pravachol(R) (pravastatin sodium) tablets currently approved by FDA, and any new tablets or other presentations of Pravachol(R), and any new dosages or indications or uses (including all dosage strengths) of same that are approved by FDA during the term of this Agreement.

                    "Sales/Marketing Committee" has the meaning specified in
Section 5 hereof.

                    "Serious adverse event" and "Non-serious adverse event" have the meanings set forth in section 9(h) hereof.

                    "Territory" means the fifty states of the United States of America, and specifically excluding Puerto Rico and any U.S. held territories and possessions.

                    "Third Party" means any Person other than (i) BMS and any of its Affiliates and (ii) WFHC and any of its Affiliates.

               "Trademark" means the trademark Pravachol(R) and any other trademark or trade name (whether registered or unregistered) used on or with the Product or in any promotional material related to the Product in the Territory during the Copromotion Term.

2. GRANT OF RIGHTS TO WFHC.

                    (a) BMS hereby engages WFHC to promote the Product during the Copromotion Term on an exclusive (except as provided in subsection (i) below) basis to Covered Physicians, upon the terms and conditions set forth in this Agreement. BMS reserves all rights not expressly granted hereunder. Notwithstanding the foregoing, BMS reserves:

               (i) the right to promote the Product through BMS and its Affiliates to Covered Physicians during the Copromotion Term within the Territory; provided, however, that BMS may not grant any unAffiliated Third Party the right to copromote the Product during the Copromotion Term within the Territory to Covered Physicians without WFHC's prior written consent; and

               (ii) the right to promote the Product or to grant to one or more Third Parties the right to promote the Product outside the Territory to any physician or healthcare provider; and

               (iii) the right to promote the Product or to grant to one or more Third Parties the right to promote the Product within the Territory to physicians and health care providers, other than Covered Physicians, as and on such terms as BMS may elect and determine in its sole and absolute discretion.

                    (b) Subject to the terms and conditions of this Agreement, BMS hereby grants to WFHC a fully-paid up, nonexclusive right and license to use the Trademark during the Copromotion Term solely in connection with the promotion of the Product to Covered Physicians in the Territory in accordance with this Agreement.

3. COPROMOTION BY WFHC.

                    (a) WFHC shall use reasonable commercial efforts to diligently promote the Product in the Territory to Covered Physicians in accordance with the terms of this Agreement during the Copromotion Term. WFHC shall not be obligated to conduct any advertising of the Product except as authorized by the Sales/Marketing Committee upon the unanimous approval of all members of such Committee.

                    (b) Except as provided for in Section 6 of this Agreement or otherwise agreed to by the parties and subject to the terms and conditions of this Agreement, WFHC shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and conducting its other activities under this Agreement and shall have sole authority to control its sales force and direct the activities of its sales force. It is understood that the WFHC sales force will not be composed, in any material part, of contract sales personnel or telemarketers hired by WFHC without the prior written consent of BMS.

                    (c) WFHC shall instruct its sales force not to, and shall use commercially reasonable efforts to ensure that its sales force do not, promote or detail the Product to any physician, osteopath or health care professional who is not a Covered Physician. WFHC shall provide BMS, within five
(5) working days of transmission, complete copies and/or transcripts of all home office generated (for example, those sent out by WFHC's Sales, Marketing and Sales Training departments) communications

(whether written, electronic or visual aids) to a majority of WFHC sales representatives or detail personnel concerning the promotion of the Product. The individual to which these shall be sent will be designated by BMS upon execution of this Agreement. All such written, electronic and visual communications provided to a majority of WFHC sales representatives regarding Product strategy, positioning or selling messages shall be consistent in all respects with the positioning strategy and selling messages then approved by the Sales/Marketing Committee, shall comply with the product labeling, and shall be in accordance with applicable law.

                    (d) BMS shall retain sole responsibility for contractual and other relationships with managed care organizations, formularies, insurers, and governmental agencies and instrumentalities (including without limitation Medicare, Medicaid, the Veterans Administration, and military entities). If any information derived from such relationships would be pertinent to the development of the Covered Physician market by WFHC hereunder, BMS will, where legally able to do so, share such pertinent information with WFHC under an obligation of confidentiality.

                    (e) During the Copromotion Term and for one year (1) year thereafter, WFHC shall not market, promote or otherwise sell any other statin or other cholesterol-lowering drug product other than the Product; provided, that the foregoing restriction shall not apply to hormonal therapy products that have a primary or secondary effect of lowering cholesterol. Said one-year post-Copromotion Term restriction shall not apply, however, if (1) BMS has terminated this Agreement pursuant to Section 13(c)(ii) or Section 13(d), or (2) WFHC has terminated this Agreement pursuant to section 13(b)(ii).

4. RESPONSIBILITIES OF BMS.

                    (a) Except as may be provided for in Section 6 of this Agreement, BMS shall be solely responsible for the costs and expenses of conducting its activities under this Agreement.

                    (b) BMS shall have the sole authority to determine the price of the Product sold by BMS, including price increases or decreases and the timing thereof as determined by BMS.

                    (c) BMS shall have the sole responsibility, at its cost and expense, for Product manufacture, shipping, distribution and warehousing, for the invoicing and billing of purchasers of the Product, for order confirmation (if any) in accordance with BMS customary practices, and for the collection of receivables resulting from Net Sales. BMS will book all sales of the Product sold by BMS and its Affiliates. This Agreement shall not be construed as creating or implying any obligation on BMS' part to supply WFHC with Product, other than Product samples.

                    (d) BMS shall use commercially reasonable efforts, including maintaining reasonable levels of inventory in light of customary industry practice, to ensure that sufficient stock of the Product will be available in its inventory to fill orders from the trade in accordance with normal industry practices. In the event that there is not sufficient stock of the Product, BMS shall equitably allocate same between Covered Physicians and Non-Covered Physicians, and if such insufficient inventory proximately causes sales to Covered Physicians in an Agreement Year to be materially less than they would have been and WFHC is able to demonstrate same to BMS' reasonable satisfaction, then BMS and WFHC shall mutually determine the amount of Net Sales, and the Baseline Sales figure in Article 11 hereof shall be adjusted, for that Agreement Year only, to reflect such number of lost Net Sales (and the Agreement Quarter targets for such Agreement Year shall also be adjusted to equitably and appropriately reflect such lost Net Sales in the Agreement Quarter(s) in which incurred).

                    (e) BMS shall use reasonable efforts consistent with applicable legal requirements to maintain all necessary authorizations with the FDA to market the Product in the Territory, provided that WFHC does not engage in any act or omission inconsistent with such legal requirements.

                    (f) If BMS enters into a co-promotion agreement with a Third Party for the promotion of the Product to persons or entities other than Covered Physicians, then, subject to reimbursement by WFHC for a proportionate cost for promotional materials as provided for in Article 6 hereof, BMS shall furnish WFHC with copies of such promotional materials as BMS makes available to its or such Third Party's sales force (including translations thereof, if available), as the Sales/Marketing Committee may determine appropriate for release to WFHC.

                    (g) Promptly following the execution of this Agreement, BMS shall furnish WFHC with the names and addresses of those Covered Physicians in the Territory which BMS believes already prescribe sufficient quantities of the Product as to lead BMS to believe that such individuals already fully appreciate the healthcare risks of heart disease in women and are willing to prescribe Pravastatin for the prevention or treatment of same. WFHC will use commercially reasonable efforts to coordinate its promotional efforts on Covered Physicians with the appropriate BMS sales representative.

                    (h) BMS reserves the right to assign to a Third Party all rights to the Product (including the IND and NDA), as and upon such terms as BMS may elect and determine in its sole and absolute discretion.

5. SALES/MARKETING COMMITTEE.

                    (a) A marketing committee for the Product in the Territory to Covered Physicians will be established promptly by BMS and WFHC after execution of this Agreement (such committee being referred to herein as the "Sales/Marketing Committee"). WFHC shall be entitled to participate in the activities of the Sales/Marketing Committee related to the development and coordination of the marketing strategy and promotional plans for the Product in the Territory to Covered Physicians, which activities shall include:

               (i) developing and revising, subject to BMS' prior written approval before use (with BMS to use commercially reasonable efforts to review and provide its response within 30 days after receipt of the material), existing and new promotional materials for the Product for in-person promotion to Covered Physicians and related non-personal promotional activities, to the extent that the same relate specifically to the marketing of the Product to Covered Physicians;

               (ii) developing promotional programs for the Product to Covered Physicians;

               (iii) reviewing and approving the Call Plan presented by WFHC identifying the direct selling activity to be performed by WFHC in any given period;

               (iv)   establishing appropriate Product sampling scheduling;

               (v)    planning market research activities;

               (vi) preparing any new materials directly related to the Product that are to be used to train WFHC's sales force;

               (vii) planning symposia, seminars and other professional relations events of specific interest to Covered Physicians; and

               (viii) designing and implementing programs to encourage and improve cooperation between BMS and WFHC with respect to maximizing sales of the Product to Covered Physicians.

                     (b) The Sales/Marketing Committee shall be composed of two
(2) persons, with WFHC and BMS each being entitled to designate one (1) individual. The initial members shall be designated by each party in writing promptly following execution of this Agreement. Each party may change its designated members at any time upon advance written notice to the other party (for BMS, notice must be sent to its Senior Vice President, Cardiovascular and Metabolic Diseases Marketing; for WFHC, notices must be sent to its President) of any substitution of a member. Decisions and recommendations of the Sales/Marketing Committee will be made by vote of WFHC and BMS, with each party having two votes. Except where unanimous agreement of all representatives to the Sales/Marketing Committee is expressly required under this Agreement, in the event of a tie, BMS's Senior Vice President, Cardiovascular and Metabolic Diseases Marketing shall have the deadlock breaking vote. In the event unanimous agreement of the members of the Sales/Marketing Committee is required hereunder and there is a tie, the matter for which approval was sought will be deemed to have been rejected and the matter will not be implemented.

                     (c) The Sales/Marketing Committee shall meet not less than once in each Agreement Quarter during the Copromotion Term or as otherwise agreed by the parties in writing, at such locations as are designated by each party alternatingly. Each party shall bear the costs and expenses of its designated members that are incurred in connection with the Sales/Marketing Committee meetings.

                     (d) WFHC shall present a Call Plan to the Sales/Marketing Committee for review and approval not less frequently than annually covering a period not to exceed one year. Each Call Plan shall identify the direct selling and marketing activities to be conducted by WFHC in an Agreement Quarter specifically targeting Covered Physicians shall be subject to the review and unanimous written approval of all designated representatives of BMS and WFHC to the Sales/Marketing Committee (the call plan so approved being referred to herein as the "Call Plan"); provided that, subject to Sections 3(e), 3(f) and 4(h) hereof, WFHC shall have the discretion to determine the particular Covered Physicians to whom it promotes, the frequency of presentation of, and the presentation order as this relates to, the Product. Each Call Plan shall remain in effect until a new Call Plan is again so approved by the Sales/Marketing Committee.

                     Where a Call Plan has been approved by the Sales/Marketing Committee and that Plan clearly and specifically identifies the advertising programs and related costs to be incurred (and those that will be reimbursed by BMS in accordance with section 6 hereof), WFHC may implement that Call Plan



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



without further approval from the Sales/Marketing Committee. Any material deviations from such approved Call Plan will require resubmission and unanimous approval by all members of the Sales/Marketing Committee.

                     (e) Notwithstanding anything in this Section 5 or that might otherwise imply to the contrary in this Agreement, BMS shall have strategic responsibility and sole authority and responsibility for obtaining all legal, regulatory and medical approvals related to the selling and use of promotional materials prepared or approved by the Sales/Marketing Committee.

6. FUNDING OF PROMOTIONAL ACTIVITIES.

                     (a) Subject to Section 6(b) hereof, WFHC shall be solely responsible during the Copromotion Term for the Costs incurred by it and by BMS of the following activities related to the promotion of the Product in the Territory to Covered Physicians (collectively, the "Funded Activities"):

               (i) reasonable and customary selling and promotional materials and advertisements that have been approved by the Sales/Marketing Committee for use with Covered Physicians;

               (ii) advertisements that have been unanimously approved by the Sales/Marketing Committee primarily targeting Covered Physicians;

               (iii) the purchase by WFHC of Product samples from BMS, as set forth in Article 8 hereof;

               (iv) cost of promotional materials, as determined in accordance with Section 7(c) hereof; and

               (v) cost of training and training materials, as set forth in Sections 7(a) and 7(b) below.

The incurrence of any Costs by either BMS or WFHC for Funded Activities shall require the unanimous approval of all members of the Sales/Marketing Committee.

                     (b) BMS shall be under no obligation to conduct or develop symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Product or to conduct additional Phase I, II, III or IV clinical trials with respect to the Product. WFHC may conduct or develop symposia, seminars, technical and scientific exhibits and other professional relations events with respect to the Product that specifically target Covered Physicians, provided that a copy of all written materials to be provided by WFHC at any such event is provided to BMS in advance in sufficient time for BMS to have a reasonable opportunity to review and comment upon same (it being understood that the content of the presentations by third party presenters at such professional relations events and educational seminars shall be the sole responsibility of such individuals in accordance with applicable law and prevailing customary scientific practices). Such professional relations event and educational materials shall be developed in cooperation with WFHC's Health Advisory Board for Cardiovascular Risk Management and as part of the Education Program. WFHC may conduct, subject to prior written approval by BMS (which may be given or denied in BMS' sole and absolute discretion) and subject to the overall direction and supervision of BMS, additional Phase IV clinical trials with respect to the use of the Product. Except as provided in Article 17 hereof, WFHC shall be solely responsible for all costs or expenses incurred by WFHC or BMS pursuant to this Section 6(b), and BMS shall have no contribution or reimbursement obligation hereunder with respect to same.

                     (c) For purposes of Articles 6, 7 and 8 hereof, the term "Costs" means, in the case of the Funded Activities (other than Product samples), the direct, out-of-pocket costs and expenses paid by BMS or WFHC to an unAffiliated Third Party in connection with such activities during the period in question. The term "Costs" means, in the case of the Product samples described in Section 6(a)(iii) above, the Cost of Manufacture of the Product samples.

                     (d) Each Party shall submit a statement to the other party within twenty-one (21) days after the end of each Agreement Quarter, identifying in reasonable detail the Funded Activities and related Costs incurred by it (as determined in accordance with Section 6(c) above) that are WFHC's responsibility under this Article 6. Each party shall promptly provide any supplementary documentation as the other party may reasonably request to verify such Costs. WFHC shall reimburse BMS for the Costs incurred by BMS for which WFHC is required to reimburse BMS hereunder within 45 days after the end of each Agreement Quarter. The calculation of such Costs and the reconciliation thereof shall be subject to audit and inspection in accordance with Section 12 hereof.

                     (e) Except as provided in Section 6(a), any marketing and promotional expenses related to the Product for the Non-Covered Physician market, including all promotional materials, advertisements, symposia and other promotional events therefor, shall be borne by BMS.

7. TRAINING OF WFHC SALES FORCE.

                     (a) The parties intend that BMS will provide WFHC's sales force with the same or substantially similar training with respect to promotion of the Product to Covered Physicians as has been given traditionally to BMS's sales force in the Territory (it being understood that such training shall be specific to the Product itself, as opposed to general sales training). BMS and WFHC will hold two initial training sessions ("Initial Training Sessions"), which shall be held on up to two mutually convenient dates within one (1) year after the Effective Date of this Agreement, and which will be held at a location mutually acceptable to BMS and WFHC. The Sales/Marketing Committee will determine the content of each such Initial Training Session, and shall review the Product-related training materials and make recommendations for any revisions and updates thereto as the Committee may deem appropriate; provided, however, BMS shall determine and be solely responsible for the content, development, and associated cost of all training materials. Any subsequent training programs for WFHC personnel following the two Initial Training Sessions for which participation by BMS personnel will be required shall require the prior unanimous agreement of all members of the Sales/Marketing Committee.

                     All members of the WFHC sales force (including detail personnel, management, and sales representatives) shall attend a Product-related training program, whether as part of an Initial Training Session or a subsequent training program conducted by WFHC or BMS, with as many of such individuals as practicable to attend the two Initial Training Sessions. WFHC shall bear the full cost and expense of all of its sales force personnel (including management, detail personnel, sales representatives, and contractors) who attend a Product-related training programs, without contribution from BMS. BMS shall bear the costs and expenses of its training personnel provided for the Initial Training Session and for any subsequent training program that has received the prior unanimous approval of the Sales/Marketing Committee.

                     (b) WFHC shall have the authority, and shall be responsible at its cost and expense, for all training to be provided to its sales force following the Initial Training Sessions; provided, however, that the contents and strategic direction of any training provided by WFHC that relates to the Product shall be coordinated and agreed to by WFHC and BMS. From time to time as training materials for the Product may be revised by BMS (the timing and content of which shall be determined by BMS in the exercise of its sole and absolute discretion or as mandated by regulatory agencies or as directed by the Sales/Marketing Committee), BMS will make such training materials available to WFHC at BMS' out-of-pocket cost for development and production.

                     (c) Where BMS has granted to a Third Party the right to co-promote the Product to Non-Covered Physicians, and where any promotional materials, advertisements, symposia and other promotional events developed by such Third Party for the Product in the Territory for Non-Covered Physicians that will also directly benefit Covered Physicians (i.e., such materials and activities, while not intended primarily for the benefit of the Covered Physician market, will nonetheless have a direct benefit to same), then, such activities and materials shall be discussed within the Sales/Marketing Committee to determine whether WFHC should bear a portion of the Cost of same. If the Sales/Marketing Committee approves by unanimous vote of all its members that WFHC should bear a portion of the Cost of same, the Sales/Marketing Committee will determine (again, by unanimous vote) an equitable allocation of the Cost of such materials and activities as will be borne by WFHC, which amount shall be reimbursed by WFHC to BMS (or which shall be subject to credit by WFHC against BMS' contribution obligation under Section 6(b) below). WFHC shall have no right to use such materials without BMS' prior written consent.

                     (d) Where any promotional and sales literature and materials, advertisements, symposia and other promotional events have been developed by BMS for the Product in the Territory for Non-Covered Physicians that will also directly benefit Covered Physicians, BMS will make such materials available to WFHC, provided that WFHC reimburses BMS for its out-of-pocket costs incurred in developing, printing or duplicating such materials. BMS hereby grants to WFHC a credit of Two Hundred Fifty Thousand Dollars ($250,000) during each Agreement Year during the term hereof for the payment of such costs as WFHC may incur under Sections 7(c) and 7(d) hereof.

                     (e) BMS reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials provided by it to WFHC hereunder, as well as any adaptions thereof or "derivative works" (as such term is defined in the U.S. Copyright Code, 17 U.S.C. Section 101 et. seq.) derived or developed by WFHC from or with such works and materials. Subject to the foregoing and to its obligations under other terms and conditions of this Agreement, WFHC is granted the nonexclusive right under this subsection to use, copy, modify, and distribute such materials only in furtherance of this Agreement and the rights granted to it hereunder, for the Copromotion Term of this Agreement. WFHC will ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by BMS and all adaptations and derivative works thereof.

8. PRODUCT SAMPLES; ADDITIONAL CLINICAL STUDIES.

                     (a) BMS agrees to provide to WFHC reasonable quantities of Product samples in accordance with Section 8(b) below, as requested by WFHC. Such samples shall be used solely in making detail calls to Covered Physicians in the Territory. Product samples will in all cases be shipped to WFHC's central distribution facility. Shipments of Product samples shall require not less than thirty (30) days advance written notice and shall be subject to the same shipping schedules as that under which BMS customarily distributes Product samples to its own sales representatives.

                     Product samples (and promotional and sales literature where made available to WFHC under other provisions of this Agreement) will be shipped to WFHC's central distribution facility. WFHC shall be responsible for the further distribution of same to its sales representatives. All costs of such distribution by WFHC shall be borne solely by WFHC. Once WFHC accepts shipment of Product samples from BMS, WFHC shall be responsible for all Product samples accountability and compliance with the Prescription Drug Marketing Act, as amended, and other applicable federal, state and local laws relating to samples. WFHC is further responsible for adherence by its sales representatives to such laws.

                     Product samples shall have a shelf life of not less than nine (9) months, unless otherwise agreed to by unanimous written consent of all members of the Sales/Marketing Committee.

                     BMS shall bear the Product Sample Costs (as determined in Section 8(b)) of the Product samples provided to WFHC up to the Sample Quantity Maximum (as defined in Section 8(b) below) for a given Agreement Year, subject to the following:

                      (i) BMS shall have no obligation to provide Product samples in an Agreement Year if the aggregate Product Sample Cost of the Product samples to be provided by BMS would exceed *** for such Agreement Year; and

                      (ii) Any Product samples requested by WFHC in excess of the Sample Quantity Maximum for a given Agreement Year shall require not less than sixty (60) days advance written notice and shall be paid for by WFHC at BMS' Cost therefor within thirty (30) days after receipt of BMS' invoice therefor.

                     (b) BMS will make available to WFHC for distribution by its sales representatives in the First Agreement Year up to *** Sleeves based on the assumption that WFHC will have 100 sales representatives each capable of sampling 250 key Covered Physicians that are different from those sampled by the other WFHC sales reps, *** (the "Sample Quantity Maximum"). A Sleeve contains six (6) 40mg tablets. For Agreement Years after the First Agreement Year, the Sample Quantity Maximum shall be determined by the Sales & Marketing Committee.

                     The Product Sample Cost for the First Agreement Year shall be ***. Said figure shall be adjusted as of the beginning of each Agreement Year thereafter by the percentage increase or decrease in the Producers Price Index as published by the Bureau of Statistics, U.S. Department of Labor (or successor agency) from the first day of the previous Agreement Year through the end of such previous Agreement Year.

                     (c) BMS shall have sole control over the design and conduct of any Phase I



*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

through V clinical studies relating to the Product, as well as sole and absolute discretion as to whether to initiate any such studies. Where WFHC has requested that BMS conduct a specific study (and BMS has agreed to conduct such study), or where WFHC has agreed in writing with BMS to participate in the cost of conducting a specific Study proposed by BMS (it being understood that WFHC has no obligation to do so hereunder), then the cost of such studies shall be shared as the parties may mutually agree; otherwise, BMS shall be responsible for the cost of conducting any such studies. Any costs incurred by WFHC pursuant to this section 8(b) shall not be subject to reimbursement out of the annual contribution made by BMS under section 6(b) hereof.

                     BMS shall have the exclusive right to use for any purpose the data resulting from clinical studies relating to the Product conducted by it or WFHC, including, but not limited to, product registrations and product licenses related to the Product, throughout the world.

9. CERTAIN REGULATORY MATTERS.

                     (a) All regulatory matters regarding the Product shall remain under the exclusive control of BMS, subject to the participation by WFHC in matters related to the marketing of the Product to Covered Physicians and in certain clinical studies as more fully set forth in Sections 6(c)(ii) and 8(b) above. BMS will have the sole responsibility, at its cost and expense, to respond to Product and medical complaints and to handle all returns and recalls of the Product.

                     (b) BMS shall furnish WFHC with efficacy and safety information reasonably requested by WFHC to assist it in promoting the Product to Covered Physicians, including, without limitation, relevant clinical and safety data included in the New Drug Application for the Product and information related to the efficacy and safety profile of the Product since its approval by the FDA. Such information shall be treated as confidential information of BMS, and shall not be disclosed to Third Parties without BMS' prior written approval.

                     (c) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party of any significant event(s) that affect the marketing of the Product, including, but not limited to, adverse drug reactions and governmental inquiries, whether within or outside the Territory. BMS shall have the reporting responsibility for such events to applicable regulatory health authorities anywhere in the world.

               WFHC shall report all such adverse events involving the Product learned by it to:

               Vice President, Worldwide Safety & Surveillance
               Bristol-Myers Squibb Company
               P.O. Box 5400
               Mail Stop HW19-1.01
               Princeton, New Jersey 08543-5400
               U.S.A.
               Facsimile No.:(609) 818-3804
               Telephone No.:(609) 818-3737

A CIOMS-I form or a form that contains the data elements of a CIOMS-I form is recommended.

               Serious adverse events concerning the Product learned by BMS shall be reported by BMS to WFHC at the time that BMS reports such events to FDA, and shall be sent to:

               Vice President, Regulatory Affairs and Quality Systems Women First HealthCare, Inc.
               12220 El Camino Real, Suite 400
               San Diego, California 92130
               Facsimile No.:  (619) 509-3851
               Telephone No.: (619) 509-3812

"Serious" adverse events for a Product (as defined in section 9(g) below) learned by WFHC shall be submitted to BMS within three (3) working days but no more than four (4) calendar days from the receipt date by WFHC.

                     "Non-serious" adverse events for a Product (as defined in section 9(g) below) that are spontaneously reported to WFHC shall be submitted to BMS no more than one (1) month from the date received by WFHC; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a serious adverse event outcome.

                     (d) Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw the Product in any jurisdiction. BMS shall be responsible, at its sole cost and expense, for the costs of any recall or withdrawal of the Product.

                     (e) Upon being contacted by the Food and Drug Administration (FDA) or any other federal, state or local agency for any regulatory purpose pertaining to this Agreement or to the Product, WFHC shall, if not prohibited by applicable law, immediately notify BMS and will not respond to the agency until consulting with BMS, to the maximum feasible extent; provided, however, that the foregoing shall not be construed to prevent WFHC in any way from complying, and WFHC may permit unannounced FDA or similar inspections authorized by law and respond to the extent necessary to comply, with its obligation under applicable law.

                     (f) WFHC shall inform BMS' office of the Vice President, Worldwide Safety & Surveillance of any Product Quality Complaint received within three (3) working days but no more than four (4) calendar days from the receipt date by WFHC. A Product Quality Complaint is defined as any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the NDA for the Product. Such information shall be sent to the same address as set forth in Section 9(c) above

                     (g) A "serious" adverse event for a Product is defined as any untoward medical occurrence that at any dose for the Product: (i) results in death; (ii) is life-threatening (as defined below); (iii) requires inpatient hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability/incapacity; (v) is a congenital anomaly/birth defect;
(vi) results in drug dependency or drug abuse; (vii) is cancer, (viii) is a serious medical event (as defined below), or (ix) is an overdose. A "nonserious" adverse event is defined as that which is not serious.

                     A "life-threatening" adverse event is defined as an event in which the patient or subject was at risk of death at the time of the event; it does not refer to an event which hypothetically might have caused death if it were more severe.

                     A "serious medical event" is defined as a medical event that may not be immediately life-threatening or result in death or hospitalization but, based on appropriate medical and scientific judgment, may jeopardize the patient/subject or may require intervention (e.g., medical, surgical) to prevent one of the other outcomes listed as a serious definition. Examples of such events include, but are not limited to, intensive treatment in an emergency room or at home for allergic bronchospasm; blood dyscrasia or convulsions that do not result in hospitalization.

                     (h) BMS and WFHC will cooperate and establish a mutually acceptable procedure designed to ensure access by BMS to samples forming the basis of a Product complaint received by BMS. BMS will provide WFHC with samples of return labels for this purpose.

                     (i) BMS Professional Services Department shall be responsible for handling all medical inquiries concerning each Product within the Territory, including without limitation responding to questions concerning permitted and off-label uses of each Product, requests for journal articles, the administration of and response to medical inquiries concerning the Products by consumers, physicians, pharmacists and other health care professionals, including those forwarded by sales representatives and field force personnel promoting the Products. WFHC shall refer all routine medical information requests in writing to:

               Bristol-Myers Squibb Company
               Professional Services Department
               P.O. Box 4500 P15-01
               Princeton, NJ 08543-4500

               Urgent medical information requests shall be referred by telephone to: Professional Services Department: (609) 897-6660.

10. COMPLIANCE WITH LAW AND LABELING.

                     (a) Each party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. Each party shall comply with all laws, ordinances, rules and regulations (collectively, "Laws") applicable to its activities under this Agreement, including without limitation, any requirements of any product license applicable to the Product in the Territory; provided, however, that WFHC shall be solely responsible for compliance with those Laws pertaining to the activities conducted by it hereunder (including, without limitation, those Laws that apply to documentation and records retention pertaining to the distribution and use of Product samples by it under this Agreement), notwithstanding that FDA may, as a matter of law, be entitled to hold BMS accountable or responsible (whether primarily or secondarily) for failure of WFHC to comply with such Laws. The parties will reasonably cooperate with one another with the goal of ensuring full compliance with Laws. BMS shall be responsible for all labeling changes to the Product

                     (b) WFHC shall make no representations or warranties relative to the Product that conflict or are inconsistent with the NDA, applicable law, and the FDA-approved label for the Product. WFHC shall be responsible for any out-of-pocket costs incurred by BMS resulting from statements made by its sales representatives that relate to the safety or efficacy of the Product that are not in compliance with applicable law or have not been authorized by BMS in advance in writing.

11. COPROMOTION COMPENSATION.

                     (a) As compensation for services rendered by WFHC during the Copromotion Term and its agreements hereunder, BMS shall pay to WFHC a fee ("Performance Fee") with respect to each Agreement Year during the term hereof *** of those Net Sales Attributable to Covered Physicians that are in excess of the Baseline Annual Sales Attributable to Covered Physicians for such Agreement Year.

                     (b) For purposes of this Agreement:

               "Average Selling Price per Prescription" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year), the Total Net Sales of the Product in the Territory for the applicable period from prescriptions written by all physicians of all specialties and practices, divided by the total number of retail (TRX) and mail order prescriptions (TRX) for the Product that are written or ordered in such applicable period by Covered and Non-Covered Physicians. The number of retail
(TRX) prescriptions shall be determined by the National Prescriptions Audit
Plus: Prescriber Specialty Report as issued by IMS America. The number of mail order prescriptions shall be determined by BMS using internal data in accordance with its historical customary practices (with the Average Selling Price for mail order prescriptions to be adjusted (i.e., trued up) to be equivalent with the number of tablets per prescription on a retail basis).

               "Baseline Annual Sales Attributable to Covered Physicians" for each Agreement Year shall mean the product of: (i) the Baseline Agreement Year Prescriptions for such Agreement Year, multiplied by (ii) the Average Selling Price per Prescription for such Agreement Year;

               "Baseline Agreement Year Prescriptions" for an Agreement Year means the minimum number of Covered Physician Prescriptions for the Product written for an Agreement Year that must be exceeded before WFHC shall realize any compensation under this Article 11 for such Agreement. Said minimum numbers are as follows:

               (i) For the first Agreement Year, equal *** Covered Physician Prescriptions.

               (ii) For the second Agreement Year, equal the sum of: (1) *** (2) a number that is the product of (A) *** (B) ***


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                      *** that are marketed by all companies in the Territory (such percentage increase to be determined by data reported by IMS America); and

               (iii) For the third Agreement Year, equal the sum of (1) the number obtained in (ii) above, plus (2) a number that is the product of (A) the number obtained in (ii) above, multiplied by (B) the percentage increase during the Second Agreement Year in the number of prescriptions written by all physicians of all specialties and practices in the Territory for pravastatin in the Territory (such percentage increase to be determined by data reported by IMS America).

               "Baseline Quarterly Prescription" shall mean:

               (i)     For the first Agreement Year,

                       -      *** Covered Physician Prescriptions
                              for  3/1/99-6/30/99;
                       -      *** Covered Physician Prescriptions
                              for 7/1/99-9/30/99;

                       -      *** Covered Physician Prescriptions
                              for 10/1/99-12/31/99;

                       -      *** Covered Physician Prescriptions
                              for 1/1/00-3/31/00.

               (ii) For the second and third Agreement Years, equal the quotient of (1) the Baseline Agreement Year Prescriptions for such Agreement Year, divided (2) by four.

               "Covered Physician Prescriptions" shall equal the number of retail prescriptions (TRX) for the Product that are written or ordered by Covered Physicians as determined by the National Prescriptions Audit Plus:
Prescriber Specialty Report as issued by IMS America.

               "Net Sales Attributable to Covered Physicians" means, for any Agreement Year (or any Agreement Quarter or six-month or nine-month period prior to the end of an Agreement Year), a number equal to the product of (i) the number of Covered Physician Prescriptions for the applicable period (such prescriptions to be determined by the National Prescriptions Audit Plus:
Prescriber Specialty Report as issued by IMS America), multiplied by (ii) the Average Selling Price per Prescription for such applicable period.

                      (c) In order for WFHC to receive its Performance Fee on a quarterly basis, as opposed to waiting until the end of the year and making a lump sum (if applicable) of the amount that may be due it under Section 11(b), BMS shall, subject to section 11(d) below, pay to WFHC, on a quarterly basis for each of the first three Agreement Quarters in any Agreement Year, an amount equal to the difference between:

               (i) *** of the amount by which (A) Net Sales Attributable to Covered Physicians for such Agreement Quarter and all previous Agreement Quarters during such Agreement Year exceeds (B) the product of (1) the sum of the Baseline Quarterly Prescriptions for such applicable period times
                      (2) the Average Selling Price per Prescription for such applicable period, less


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               (ii)   all compensation previously paid to WFHC pursuant to this
                      Article 11 during such Agreement Year.

If (i) less (ii) is less than zero for a given Agreement Quarter, no payment shall be made by BMS with respect to such Agreement Quarter.

                      No separate payment shall be made for the fourth Agreement Quarter in any Agreement Year. Instead, at the end of each such Agreement Year, a final reconciliation shall be conducted by comparing the amount to which WFHC is otherwise entitled for such Agreement Year pursuant to Section 11(a) above (based on the Average Selling Price per Prescription for the entire Agreement
Year) against the sum of all amounts (if any) previously paid to WFHC pursuant to this Section 11(c) for prior Agreement Quarters during such Agreement Year. If the calculation determines that WFHC is due further compensation (or has been overcompensated by BMS) as a result of any quarterly payments made by BMS with respect to the first three quarters of any Agreement Year, the balance due to WFHC (or to be refunded by WFHC) shall be computed and paid by the applicable party to the other within ninety (90) days after the end of such Agreement Year.

                      (d) Compensation due WFHC under this section 11 above shall be calculated and paid within 60 days after the end of each Agreement Quarter (ninety days after the fourth Agreement Quarter) during the Copromotion Term, in accordance with Sections 11(a)-(c) and 12 hereof. Any payments not made when due under Sections 11(a)-(c) shall bear interest at the rate of ten percent (10%) per annum (or the highest rate permitted by applicable law, whichever is the lower) on the unpaid balance from the date due until paid in full.

                      (e) In addition to compensation received during the Copromotion Term, WFHC shall receive residual compensation ("Residual Compensation") during the 24-month period following expiration or early termination of the Copromotion Term (the "Residual Period") equal in the *** of the compensation due by BMS to it for the Agreement Year immediately preceding termination, but only where:

        (A)    (i)    This Agreement has expired in accordance with its
                      terms at the end of the term provided for hereunder (or such longer term as this Agreement may be extended by mutual written consent);

               (ii) WFHC has terminated this Agreement prior to expiration in accordance with section 13(b)(ii) hereof; or

               (iii)  BMS has terminated this Agreement pursuant to
                      section 13(d) hereof; and

        (B) WFHC complies with its obligations under Sections 3(e), 10, 14, 15, and 19 hereof.

Termination of this Agreement for any reason other than the above events shall not trigger any Residual Compensation due WFHC. Such Residual Compensation payment shall be made by BMS in eight (8) equal quarterly installments, each installment to be made as of the end of each Agreement Quarter in the Residual Period.


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12. PAYMENTS AND REPORTING.

                      (a) BMS shall furnish WFHC, within 60 days after the end of each Agreement Quarter (within 90 days at the end of each Agreement Year), a report setting forth in reasonable detail the calculation of Net Sales Attributable to Covered Physicians for such Agreement Quarter (and Agreement
Year), and the calculation of WFHC's compensation under Section 11 with respect to such period (and, in addition to a report for the fourth Agreement Quarter, with respect to the entire Agreement Year).

                      (b) All payments to a party under this Agreement shall be made by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to the account of such party designated by it in writing from time to time.

                      (c) The parties will maintain complete and accurate books and records in sufficient detail to enable verification of the detail call activity of WFHC, the Net Sales attributable to Covered Physicians and the basis for calculating the compensation paid by BMS to WFHC hereunder. Either party may demand an audit of the other party's relevant books and records in order to verify the other's reports on the aforesaid matters. Upon reasonable prior notice to the party to be audited, the independent public accountants of the other party shall have access to the relevant books and records of the party to be audited in order to conduct a review or audit thereof. Such access shall be available during normal business hours not more than once each calendar year during the Copromotion Term and only until two years after the relevant period in question. The accountants shall be entitled to report its conclusions and calculations to the party requesting the audit, except that in no event shall the accountants disclose the names of customers of either party or the prices, discounts, rebates, or other terms of sale charged by BMS for the Product.

                      The party requesting the audit shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, it is shown that BMS' payments to WFHC under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after WFHC's demand therefor. If, as a result of any inspection of the books and records of WFHC, it is shown that BMS' reimbursements for costs associated with Funded Activities to WFHC under this Agreement were more than the amount which should have been paid, then WFHC shall reimburse BMS for the discrepancy revealed by said inspection within 30 days after BMS' demand therefor. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent (5%) of the payments actually made during the period in question, the party responsible for the discrepancy shall also reimburse the auditing party for its out-of-pocket costs of such inspection.

13. COPROMOTION TERM AND TERMINATION.

                      (a) The Copromotion Term shall be for three (3) years and shall begin effective March 1, 1999 and shall end on March 31, 2002, unless terminated earlier in accordance with Section 13(b), 13(c) or 13(d) below or unless extended by the parties' mutual agreement in accordance with Section 13(e) below (the "Copromotion Term").

                      (b)    WFHC may terminate the Copromotion Term:

               (i) at any time, without cause, effective as of the end of an Agreement Year, upon written notice to BMS given not less than sixty (60) days' prior to the end of such Agreement Year. During such notice period, WFHC shall continue to fulfill its obligations under this Agreement; or

               (ii) immediately upon written notice of termination given to BMS, if BMS has breached a material obligation or duty under this Agreement that is continuing thirty (30) days after WFHC has advised BMS in writing of the nature of said breach.

                      (c) BMS may terminate the Copromotion Term upon the occurrence of any of the following:

               (i)    Upon sixty (60) days' prior written notice to WFHC, if:

                      (A) Covered Physician Prescriptions for the First Agreement Year do not exceed *** Covered
                             Physician Prescriptions for such Agreement Year, or if Covered Physician Prescriptions for the Second Agreement Year do not exceed *** Covered
                             Physician Prescriptions for such Agreement Year, or if Covered Physician Prescriptions for the Third Agreement Year do not exceed *** Covered
                             Physician Prescriptions for such Agreement Year or

                      (B) Aggregate Covered Physician Prescriptions for each Agreement Quarter during any two (2) consecutive Agreement Quarters do not exceed twice the Baseline Quarterly Prescriptions for such two Agreement Quarters; or

               (ii) Upon written notice to WFHC, if BMS has permanently ceased manufacturing and marketing the Product because of a significant safety problem related to the Product; or

               (iii) BMS may terminate the Copromotion Term immediately upon written notice of termination given to WFHC, if WFHC has breached a material obligation or duty under this Agreement that is continuing 30 days after BMS has advised WFHC in writing of the nature of the breach or default.

                      (d) If during the Copromotion Term WFHC experiences a "change in control", WFHC will promptly notify BMS in writing of same, and BMS shall be entitled at any time within one hundred twenty (120) days after receipt of such notification, in the exercise of its sole and absolute discretion, upon 90 days written notice to WFHC, to terminate the Copromotion Term. For purposes of this Agreement, the term "change in control" shall mean any sale of voting securities or sale of assets (whether by sale, merger, consolidation, share exchange, or otherwise) which, directly or indirectly, (i) transfers over 50% of the assets of WFHC relating to the Product to any Person other than an Affiliate of WFHC, or (ii) results in any Person (other than an Affiliate of WFHC existing as of the Effective Date or a financial institution or venture capital firm) becoming the beneficial owner, directly or indirectly, of securities of


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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

WFHC representing over: (A) if such Person is a "Pharmaceutical-related Person" (as defined below), twenty percent (20%) of the combined voting power of WFHC's then outstanding securities, or (B) if such Person is not a "Pharmaceutical-related Person", fifty percent (50%) of the combined voting power of WFHC's then outstanding securities. This termination right may be exercised by BMS each time there is a change in control, whether or not exercised with respect to an earlier change in control. Each party shall continue to fulfill its duties hereunder during such 90-day notice period.

               For purposes of this paragraph 13(d) only,

               "Person" shall have the meaning used in section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and "beneficial ownership" shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended; and

               "Pharmaceutical-related Person" means a Person, or any Affiliate of such a Person, for whom more than fifty percent (50%) of such Person's gross revenues are derived, as applicable, from (i) the sale, licensing and/or distribution of drug products (whether prescription, generic or over-the counter), nutritional agents and medical devices, and (ii) the provision of drug or device management services (such as a Pharmaceutical Benefits Management
               (PBM) entity).

                      (e) The Copromotion Term may be extended as the parties may mutually agree, it being understood that neither party shall be under any obligation, express or implied, to do so. In order to be binding upon either party, any such extension, and the terms governing such extension, must be evidenced by a written agreement executed by duly authorized representatives of both parties.

                      (f) Neither the termination nor expiration of the Copromotion Term shall release or operate to discharge either party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of the Copromotion Term by a party shall not be an exclusive remedy, but shall be in addition to any legal or equitable remedies that may be available to the terminating party.

                      (g) If the Copromotion Term is terminated by either party prior to the completion of an Agreement Quarter, WFHC shall be entitled to receive a pro rata portion of the compensation which it would have been entitled to receive under Section 11 had the Copromotion Term been in effect for the entire Agreement Quarter (based on the number of days that WFHC was responsible for marketing the Product to Covered Physicians in the Territory during such Agreement Quarter).

                      (h) Upon the termination or expiration of the Copromotion Term, WFHC shall promptly cease all of its promotion activities pursuant to this Agreement, discontinue any use of the Trademark, return to BMS all sales training, promotional, marketing material, BMS call lists and computer files, and any remaining Product samples (i.e., not already distributed or destroyed with destruction certified by WFHC) that may have been supplied to WFHC by BMS under this Agreement. BMS shall be entitled to promote the Product to all Covered Physicians thereafter without compensation or obligation to WFHC, except such compensation obligations as may apply as set forth in Section 11(e). It is understood that the names and addresses of any Covered Physicians to whom WFHC may have made calls are not considered Confidential Information.

                      (i) Notwithstanding the expiration or termination of the Copromotion Term, this Agreement shall be deemed to continue and shall not be deemed terminated in its entirety and of no further force and effect unless and until neither party has any further obligation to the other party in accordance with the terms hereof.

14. INDEMNIFICATION AND INSURANCE.

                      (a) BMS shall defend, indemnify and hold WFHC and its employees, agents, officers, directors and affiliates (a "WFHC Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees), expenses incurred by a WFHC Party that are claimed by any Third Party and that result from or arise in connection with (i) the breach of any covenant, representation or warranty of BMS contained in this Agreement, (ii) the manufacturing, sale or distribution of the Product by BMS or any licensee or affiliate thereof, including, without limitation, any claim of patent infringement, (iii) any product liability claim related to the Product, including, without limitation, the use by any person of any Product that was manufactured, sold or distributed by BMS or any licensee or affiliate thereof, (iv) any contamination of or defect in the Product; and (v) breach by BMS of its obligations under Article 10 hereof. Notwithstanding anything in this Section 14(a), BMS shall not be obligated to indemnify a WFHC Party for any liability related to the Product for which WFHC has assumed an indemnification obligation under Section 14(b) below.

                      (b) WFHC shall defend, indemnify and hold BMS and its employees, agents, officers, directors and affiliates (a "BMS Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees), expenses and lawsuits brought against or incurred by a BMS Party by a Third Party resulting from or arising in connection with (i) the breach by WFHC of any covenant, representation or warranty of WFHC contained in this Agreement, (ii) any contamination, mislabeling, or adulteration of any Samples while such Samples are under the control of WFHC, and/or (iii) breach by WFHC of its obligations under Article 10 hereof.

                      (c) To receive the benefits of the indemnity under clauses
(a) or (b) above, as applicable, an indemnified Party must (i) give the indemnifying party written notice of any claim or potential claim promptly after the indemnified party receives notice of any such claim; (ii) allow the indemnifying party to assume the control of the defense and settlement (including all decisions relating litigation, defense and appeal) of any such claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Article 14); and (iii) so long as such cooperation does not vitiate any legal privilege to which it is entitled, reasonably cooperate with the indemnifying party in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony). If the indemnifying party defends the claim, an indemnified Party may participate in, but not control, the defense of such claim at its/his/her sole cost and expense. An indemnifying party shall have no liability under this Article 14 as to any claim for which settlement or compromise of such claim or an offer of settlement or compromise of such claim is made by an indemnified Party without the prior consent of the indemnifying party.

                      (d) WFHC acknowledges and agrees that any WFHC sales force personnel (including contract sales personnel, telemarketers, detail personnel, independent contractors, employees, and agents) used by WFHC to fulfill its obligations under this Agreement are not, and are not intended to be or be treated as, employees of BMS or any of its Affiliates, and that such individuals are not eligible to participate in any "employee benefit plans", as such term is defined in section 3(3) of ERISA, that are sponsored by BMS or any of its Affiliates. BMS shall not be responsible to WFHC, to any employees, agents, contractors, telemarketers, or other personnel of WFHC used by it to perform its obligations under this Agreement, or to any governmental entity for any compensation or benefits (including, without limitation, vacation and holiday remuneration, healthcare coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen' compensation contributions or benefits) that may imposed upon or be related to the performance by WFHC and any of its employees, agents, contractors, telemarketers, detail or other personnel used by WFHC to discharge its obligations under this Agreement, all of which shall be the sole responsibility of WFHC, even if it is subsequently determined by any court, the IRS or any other governmental agency that such individual may be a common law employee of BMS or any of its Affiliates. All such matters of compensation, benefits and other terms of employment for any employee, agent, contractor, telemarketer, detail or other personnel used by WFHC to fulfill its obligations hereunder shall be solely a matter between WFHC and such individual(s) or entities.

                      WFHC will indemnify, defend, and hold harmless each BMS Party from and against any damages, liability, loss and costs that may be paid or payable by any such BMS Indemnitee resulting from or in connection with any claim or other cause of action asserted by:

               (i) any employees, agents, contractors, telemarketers, detail personnel, or other personnel of WFHC used by it to perform its obligations under this Agreement, or

               (ii) by any Third Party (including federal, state or local governmental authorities)

with respect to:

               (iii) any payment or obligation to make a payment to any employees, agents, contractors, telemarketers, or other personnel used by WFHC to perform its obligations under this Agreement with respect to any compensation, benefits of any type under any employee benefit plan (as such term is defined above), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by BMS or any of its Affiliates or by WFHC or any of its Affiliates, even if it is subsequently determined by any court, the IRS or any other governmental agency that any such employee, agent, contractor, telemarketer, detail and other personnel used by WFHC to discharge its obligations hereunder may be a common law employee of BMS or any of its Affiliates; and

               (iv) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of WFHC or any of its employees, agents, contractors, telemarketers, and other personnel with respect to which BMS, WFHC or any of WFHC's employees, agents, contractors, telemarketers, and other personnel may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute, even if it is subsequently determined by any court, the IRS or by any other governmental agency that any such employee, agent, contractor, telemarketer, and other person used by WFHC to discharge its obligations hereunder may be a common law employee of BMS or any of its Affiliates.

Nothing contained in this Section 14(d) is intended to or will effect or limit any compensation payable by BMS to WFHC for the services rendered by WFHC pursuant to this Agreement.


                      (e) WFHC shall use commercially reasonable efforts to maintain insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Without limiting the foregoing, WFHC shall carry, during the term of this Agreement and for five years thereafter, comprehensive general liability insurance, including product liability and contractual liability endorsements, in an amount of not less than $5,000,000 per occurrence and $10,000,000 in the aggregate. Such policy shall be endorsed to include the following: (a) the policies shall provide for thirty (30) days notice to BMS of cancellation or material change in the coverage before such cancellation or change takes effect. Such insurance shall be with insurance companies having a Best's Insurance rating of A:X or better. WFHC shall furnish to BMS evidence of such insurance, upon request. Such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by WFHC to BMS hereunder.

15. CONFIDENTIALITY.

                      (a) Each party acknowledges that it may receive confidential or proprietary information of the other party in the performance of this Agreement. Each party shall hold confidential and shall not, directly or indirectly, disclose, publish or use for the benefit of any Third Party or itself, except in carrying out its duties hereunder, any confidential or proprietary information of the other party, without first having obtained the furnishing party's written consent to such disclosure or use. "Confidential or proprietary information" shall include, inter alia, know-how, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property. This restriction shall not apply to any information within the following categories:

               (i) information that is known to the receiving party or its Affiliates prior to the time of disclosure to it, to the extent evidenced by written records or other competent proof;

               (ii) information that is independently developed by employees, agents, or independent contractors of the receiving party or its Affiliates without reference to or reliance upon the information furnished by the disclosing party, as evidenced by written records or other competent proof;

               (iii) information disclosed to the receiving party or its Affiliates by a Third Party that has a right to make such disclosure;

               (iv) information that is contained in any written promotional material prepared by BMS for use in connection with the Product; or

               (v) any other information that becomes part of the public domain through no fault or negligence of the receiving party.

                      The receiving party shall also be entitled to disclose the other party's Confidential Information that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements), or by order of any governmental body or a court of competent jurisdiction; provided that the party required to disclose such information shall use all reasonable efforts to obtain confidential treatment of such information by the agency or court.

                      (b) This obligation shall survive the termination or expiration of this Agreement for five (5) years.

                      (c) The confidentiality obligations described above shall supersede the Confidential Disclosure Agreement dated as of November 3, 1998 between the parties and shall govern any and all information disclosed by either party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidential Disclosure Agreement.

                      (d) It is expressly understood and agreed that WFHC may disclose confidential information to members of its board of directors who are not employees of WFHC (and to consultants who have received BMS' prior written approval), provided, that WFHC shall ensure that such directors and consultants are bound by a written obligation of confidentiality to WFHC as regards confidential information hereunder that is disclosed to them that is reasonably satisfactory to BMS.

16. REPRESENTATIONS AND WARRANTIES.

                      (a) BMS represents and warrants to WFHC that (i) the execution, delivery and performance of this Agreement by BMS does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which BMS is a party; (ii) the execution, delivery and performance of this Agreement by BMS does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; (iii) the rights granted by BMS to WFHC hereunder do not conflict with any rights granted by BMS to any Third Party; and (iv) BMS owns the NDA for the Product.

                      (b) WFHC represents and warrants to BMS that (i) the execution, delivery and performance of this Agreement by WFHC does not conflict with, or constitute a breach of or under, any order, judgment, agreement or instrument to which WFHC is a party; and (ii) the execution, delivery and performance of this Agreement by WFHC does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority.

17. INITIAL EDUCATION PROGRAM.


                      (a) Initial Educational Program. In consideration of the funding set forth in section 17(b) hereof, WFHC will work with (i) its existing Health Advisory Board and (ii) a Medical Advisory Board on Cardiovascular Disease which it will create to develop an initial educational program (the "Initial Educational Program") containing those element; set forth in Exhibit A hereto and to implement such Initial Education Program during the First Agreement Year. WFHC shall fully consult with BMS with respect to all aspects relating to the development and implementation of such Initial Educational Program and shall give due consideration to all recommendations made by BMS. BMS shall have the right to approve any materials, brochures, educational programs, and other features and elements of the Initial Education Program that relate in any way to the use of any statin or statins (whether individually or as a class) and other cholesterol-lowering drugs to treat, manage, or prevent cardiovascular and metabolic risks, diseases or conditions or to the importance of lowering cholesterol; provided, that the content of an outside physician's presentation at an educational seminar or similar program is the responsibility of such individual without approval of BMS). WFHC shall consult with BMS regarding the location, venue, participants, and timing of all speaker programs, mailings, seminars, monographs, videotapes reports, lectures and lecture series kits, newsletters and similar programs and materials. The Initial Education Program shall be commence effective January 1, 1999 and run through March 31, 2000.

                      (b) Funding. Subject to the terms set forth in this
Article 17, in support of WFHC activities in developing and carrying out the Initial Educational Program, BMS shall pay WFHC a development fee of ***, which shall be paid out in equal quarterly installments on 4/1/1999, 7/1/1999, 10/1/1999, and 1/1/2000. Unless otherwise expressly provided for in this Agreement, WFHC shall, except for such *** of funding, be responsible for all costs and expenses incurred by it in developing and carrying out such Initial Education Program.

                      (c) Ownership of Works. Subject to Section 7(e) hereof, all educational materials, writings, videos, questionnaires, documentation and other works (collectively, "Works") pertaining to the educational components and patient risk assessment components of the Initial Education Program, and all copyrights and other intellectual property rights pertaining thereto, shall (i) if solely authored or developed by employees or contractors of a Party, be owned by such Party, or (ii) if jointly authored or developed by employees or contractors of both Parties, be jointly owned by the Parties (authorship to be determined in accordance with the U.S. Copyright Law). If jointly authored or developed, each party may use such Works as it deems appropriate, without compensation or accounting to the other party, subject to the following:

                           (i) Neither party shall use any trademarks owned or
controlled by the other party or its Affiliates, except with the prior written consent of the other Party (to be given or withheld in the other Party's sole and absolute discretion), and provided that the other Party, even if such permission is given, shall have the right to review and must approve in writing in advance all uses of its Trademark on any materials or other works proposed to be used by a Party. BMS recognizes that WFHC is the owner of certain trademarks and trade names, which it may elect to use in the development of the Initial Educational Program.

                           (ii) WFHC shall not use such Works to promote,
directly or indirectly, any statin or other cholesterol-lowering medicine (other than hormonal therapy products) during the Term of this Agreement and for one year thereafter.

               Where any such Works are developed solely by or for WFHC during the term of this


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement, WFHC hereby grants to BMS and its Affiliates a non-exclusive, fully paid-up, irrevocable, perpetual, worldwide, and sublicensable right and license under any copyrights or other intellectual property rights owned or controlled by WFHC pertaining to same to use, adapt, copy, modify, make derivative works, and distribute such Works for any purpose or use, subject to subparagraph (i) above.

                      (d) Full Educational Program. Not less than sixty (60) days prior to the end of the First Agreement Year, the parties will meet and confer for the purpose of discussing whether BMS would be interested in funding a Full Education Program during the remaining Term of this Agreement. Such discussion will cover whether there is mutual interest in BMS funding and WFHC developing and carrying out such a Full Education Program, and, if so, whether mutually acceptable terms can be agreed upon. It is understood and agreed that neither party shall have any obligation express or implied, to negotiate or reach an agreement. WFHC agrees that it shall not participate in discussions with or negotiate with any Third Party with respect to the development and/or implementation of an Initial Education Program or Full Education Program with respect to cardiovascular disease treatments, prevention, or risk management, unless (i) the parties have not reached a written agreement for a Full Education Program , if any, by December 31, 1999, or (ii) BMS has notified WFHC in writing (which, to be valid, must be signed by a Vice President or higher of BMS) that BMS has no interest in funding a Full Education Program.

                      18. NOTICES. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each party set forth below or to such other address or addresses as shall be designated in writing in the same matter:

                      (a)    If to BMS:

                             Bristol-Myers Squibb U.S. Pharmaceutical Group
                             777 Scudders Mill Road
                             Plainsboro, NJ  08536
                             Attention:  Senior Vice President - Cardiovascular
                                         and Metabolic Diseases Marketing

with a copy to the attention of the "Vice President and Senior Counsel - USPG" at the same address.

                      (b)    If to WFHC:

                             Women First HealthCare, Inc.
                             12220 El Camino Real, Suite 400
                             San Diego, California 92130
                             Attention: David F. Hale, President

All notices shall be deemed given when received by the addressee.

                      19. NON-SOLICITATION. During the Copromotion Term and for a period of six (6) months thereafter, neither party shall solicit, directly or indirectly, any individual who was a member of the other party's sales force or marketing group related to the Product in the Territory during the Copromotion Term, without the written consent of the other party.

                      20. MISCELLANEOUS PROVISIONS.

                      (a) Assignment. Neither party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each party (i) may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other party (although, in such event, the assigning party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment) and (ii) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its business assets relating to the Product, provided, that such successor or purchaser has agreed in writing to assume all of such party's rights and obligations hereunder and a copy of such assumption is provided to the other party hereunder.

                      (b) Non-Waiver. Any failure on the part of a party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

                      (c) Dispute Resolution. (i) If any dispute arises under this Agreement which cannot be resolved expeditiously by the Sales/Marketing Committee after due consideration, the matter shall be submitted to the President of WFHC and the President of the BMS U.S. Pharmaceuticals Group for resolution. If such personnel are unable to resolve such dispute within thirty
(30) days of initiating such negotiations, then, subject to section 20(c)(iii) below such dispute shall be finally resolved by binding arbitration under
Section 20(c)(ii) below.

                           (ii) Any such arbitration shall be held in New York,
New York, according to the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. Any arbitration herewith shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the parties or, failing such agreement, shall be selected according to the AAA rules. The parties shall have such discovery rights as the arbitrator may allow, but in no event broader than that discovery permitted under the Federal Rules of Civil Procedure. In conducting the arbitration, the arbitrator shall apply the New York Rules of Evidence, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property, as well as specific performance. The arbitrator shall also be able to award direct, indirect and, where permitted by this Agreement, consequential damages, but shall not award any other form of damage (e.g., punitive or exemplary damages). The reasonable fees and expenses, of the arbitrators, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows: If the arbitrators rule in favor of one Party on all disputed issues in the arbitration, the losing Party shall pay 100% of such fees and expenses; if the arbitrators rule in favor of one Party on some issues and the other Party on other issues, the arbitrators shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the arbitration, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses. The decision of the arbitrators shall be final and may be entered, sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which statute of limitations also shall apply to any claim or disputes subject to arbitration under this Section, shall be determined by binding arbitration pursuant to this Section.

                           (iii) Notwithstanding anything to the contrary in
this section 20(c), either Party may seek immediate injunctive or other interim relief or other equitable remedies without resort to arbitration from any court of competent jurisdiction as necessary to enforce and prevent infringement of the patent rights, copyright rights, trademarks, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of any of sections 3(e,) 15 or 19 hereof.

                      (d) Entirety of Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement (or any provision or term hereof) may be released, waived, changed or supplemented only by a written agreement signed by an officer or other authorized representative of the party against whom enforcement of any release, waiver, change or supplement is sought. This Agreement shall not be strictly construed against either party hereto.

                      (e) Public Announcements. The form and content of any public announcement to be made by one party regarding this Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other party shall endeavor to give the other party reasonable advance notice and review of any such disclosure.

                      (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflicts of law principles.

                      (g) Relationship of the Parties. In making and performing this Agreement, the parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between BMS and WFHC. Except as otherwise provided herein, neither party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other party. No party shall be liable for the act of any other party unless such act is expressly authorized in writing by both parties hereto.

                      (h) Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

                      (i) Force Majeure. Neither party shall be liable to the other party for any failure to perform as required by this Agreement if the failure to perform is due to circumstances reasonably beyond such party's control, including, without limitation, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, unexpected safety or efficacy results obtained with the Product, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property. A party whose performance is affected by a force majeure event shall take prompt action using its reasonable best efforts to remedy the effects of the force majeure event.

                      (j) No Implied Rights. Nothing in this Agreement is intended to create or imply any right or license in the other Party under any patent rights, copyrights, trademarks or other intellectual property rights owned or controlled by a Party, except as expressly set forth herein.

                        *********************************

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in multiple counterparts through their duly authorized representatives.

BRISTOL-MYERS SQUIBB U.S.                 WOMEN FIRST HEALTHCARE, INC.
PHARMACEUTICALS GROUP


By:   /s/ Richard J. Lane                 By:  /s/ David F. Hale
   ----------------------------------        ----------------------------------
   Name:  Richard J. Lane                    Name: David F. Hale
   Title: President                          Title: President and Chief
                                                    Executive Officer

                                    EXHIBIT A
                           INITIAL EDUCATIONAL PROGRAM

        The Initial Educational Program shall be developed by WFHC and shall consist of the following elements and timelines:

                       CARDIOVASCULAR PROGRAM WITH OB/GYNS
                             TIME AND EVENT SCHEDULE



                 Event                                  Timing                             Comment
                 -----                                  ------                             -------
Distinguished Professors' Conference                  Jan 8-10,1999          Attended by 125 of the leadership of
Program:  Gateway to Midlife Health - A                                      OB/GYNs.  Segment from Dr. Chris Cassel
Better Way.                                                                  was included on use of statins to lower
                                                                             cholesterol with pravastatin as choice
                                                                             based on event reduction.

Distinguished Professor Lecture Series              Feb - yr. End 1999       Slide series and script will include
Program:  Women First HealthCare - A                                         section on the importance of lowering
Better Way.                                                                  cholesterol using statins.  A minimum of
                                                                             50 of these lectures will be held with
                                                                             OB/GYNs across the country. WFHC will
                                                                             consult with BMS as to the selection of
                                                                             the venues and lecturers.

Establishment of a Health Advisory Board             Feb - April 1999        Health Advisory Board would include
for cardiovascular risk management in women.                                 OB/GYNs and cardiologists who have a
Program:  Managing Cardiovascular Risk -                                     focus on cardiovascular disease in
A Better Way.                                                                women.  WFHC will consult with BMS as to
                                                                             the selection of the Board members.

Health Advisory Board Meeting                       April - June 1999        Development of guidelines for managing
Program:  Managing Cardiovascular Risk -                                     cardiovascular risk in women.
A Better Way.
Publication of monograph and videotape from             April 1999           Monograph and videotape would mailed to
Distinguished Professors' Conference.                                        25,000 OB/GYNs.  Would include section on
Program:  Women First HealthCare - A                                         importance of lowering cholesterol using
Better Way.                                                                  statins from Distinguished Professors'
                                                                             Conference.

                       CARDIOVASCULAR PROGRAM WITH OB/GYNS
                         TIME AND EVENT SCHEDULE (CON'T)



             Event                                      Timing                           Comment
             -----                                      ------                           -------
Development of pre-test on managing                   April 1999          Mailed to approximately 25,000 OB/GYNs.
cardiovascular risk in women.                                             Would include detailed answers with
Program:  Managing Cardiovascular Risk -                                  references.
A Better Way.

Publication of Consensus Report from Health         June-July 1999        Would include guidelines for the OB/GYNs in
Advisory Board.                                                           managing cardiovascular disease.
Program: :Managing Cardiovascular Risk -
 A Better Way.

Development of Lecture Series Kit which            June - July 1999       Designed to be used to present guidelines in
includes slides, monograph and                                            Consensus Report to OB/GYNs across the
implementation elements.  Program:                                        country.
Managing Cardiovascular Risk -
A Better Way.

20 physician meetings                              July - Dec 1999        Use of Lecture Series materials with
Program:  Managing Cardiovascular Risk -                                  OB/GYNs.  WFHC will consult with BMS as
A Better Way.                                                             to venues, timing, and speakers.

Case & Comment Newsletter on cardiovascular         Q3 or Q4 1999         Will be mailed to 25,000 OB/GYNs.
disease in midlife women.  Program:  Gateway
to Midlife Health - A Better Way.

Women-to-Women Meetings                            Throughout 1999        Meetings will include information on
Program:  Gateway to Midlife Health -                                     cardiovascular risk in women at midlife.
A Better Way.

Support through WFHC                               Throughout 1999        Our Call Center nurses will support the doctor
Midlife HealthLine(TM)                                                    and patient regarding the use of statins to lower
Program:  Gateway to Midlife Health -                                     cholesterol.
 A Better Way.